Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDK Solar Co., Ltd.:
We consent to the use of our report dated May 21, 2009, except as to the retrospective adoption of certain accounting principles in Note 2(ac), which is as of June 19, 2009, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. as of December 31, 2007 and 2008, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated May 21, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements of LDK Solar Co., Ltd. refers to a change to reflect the retrospective application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement).
/s/ KPMG
Hong Kong, China
June 19, 2009